Summary of Jones Soda Co. 2009 Bonus Plan For Executive Officers

Applicability; Effective Date. The 2009 bonus plan (the “2009 Bonus Plan”) applies to Joth Ricci (the Chief Operating Officer of Jones Soda Co. (the “Company”) until May 1, 2009, and thereafter its President and Chief Executive Officer) and Michael O’Brien (the Company’s Chief Financial Officer) and is effective for the fiscal year 2009 performance period.

Components. There are two components to the 2009 Bonus Plan:

•	An objective component based on achievement of key performance indicators relating to the Company’s operating plan (“KPIs”) that accounts for 75% of the possible bonus at target, and

•	A subjective component, payable at the sole discretion of the Company’s Compensation and Governance Committee (the “Committee”) based upon such factors as the Committee deems appropriate with respect to each executive officer, that accounts for 25% of the possible bonus at target.

Objective Component Bonus Payouts—Achievement of Key Performance Indicators. Depending on the level of achievement for each KPI, executives may receive between 0% and 100% of the target amount allocated to achievement of each KPI, as follows:

•	Higher than 8% variance from target yields 0% of the bonus payment assigned to the applicable KPI

•	6-8% variance from target yields 20% of the bonus payout assigned to the applicable KPI

•	4-5.99% variance from target yields 40% of the bonus payout assigned to the applicable KPI

•	2-3.99% variance from target yields 60% of the bonus payout assigned to the applicable KPI

•	0.01-1.99% variance from target yields 80% of the bonus payout assigned to the applicable KPI

•	0% variance from target (or performance better than target by any amount) yields 100% of the bonus payout assigned to the applicable KPI

The fiscal year 2009 KPIs establish targets in each of the following areas, and each area is weighted as provided below:

Area	Weight
Cash balance at fiscal year end	25%
Net income (loss)	15%
Operating expenses	10%
Average inventory on hand	10%
Four brand development goals	10% (each individual goal is weighted at 2.5%)
Annual gross margin	5%

Target Bonus. Each executive’s target bonus under the 2009 Bonus Plan is set at 40% of the bonus potential contemplated in that executive’s employment agreement, so that Mr. Ricci’s target bonus is 40% of his annual base salary and Mr. O’Brien’s target bonus is 14% of his annual base salary.

Administration. In all cases, payout will be made only if the executive is continuously employed through December 31, 2009, subject to the Committee’s sole discretion to determine whether any portion of the bonus will be paid in the event of an executive’s termination of service prior to that date.

The Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any executive above or below that which otherwise would be payable under the payout formula, including the reduction or elimination of payouts based on the achievement of KPIs and (b) modify or terminate the 2009 Bonus Plan at any time.

Payment of bonuses, if any, under the 2009 Bonus Plan shall be made as soon as practicable after December 31, 2009, but shall be paid no later than March 15, 2010. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.
Each bonus that may become payable under the 2009 Bonus Plan shall be paid solely from the general assets of the Company. Nothing in the 2009 Bonus Plan should be construed to create a trust or to establish or evidence any executive’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which an executive may be entitled.